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                                                                EXHIBIT 10.15


                                OPTION AGREEMENT

     This OPTION AGREEMENT (this "Agreement") is made and entered into this 15th day of July, 1997 and effective as of June 30, 1997, by and between HIGH POINT ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Seller"), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership ("Purchaser").

                                  RECITALS:

     A. Seller and Sea Breeze Limited Partnership, as borrowers, and Purchaser, as lender, have entered into that certain loan agreement dated July 15, 1997 but effective as of June 30, 1997 (the "Loan Agreement"), wherein Purchaser, in its capacity as lender, has agreed to loan up to Nineteen Million Three Hundred Fifteen Thousand and 00/100 Dollars ($19,315,000.00) to Seller and Sea Breeze. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Loan Agreement.

     B. Seller is the owner of certain real property located in Kent County, Delaware, and described in EXHIBIT "A" attached hereto and made a part hereof, including any and all other real property hereafter acquired by Seller (the "Land") together with the buildings, structures, improvements and manufactured home sites on, above or below the Land, and all fixtures attached to, a part of or used in connection with the improvements, structures, buildings and manufactured home sites, and the parking, facilities, walkways, ramps and other appurtenances relating to the Land, now owned or hereafter acquired by Seller (collectively the "Improvements").

     C. Seller is the owner of all machinery, equipment, goods, vehicles, manufactured homes and other personal property described in EXHIBIT "B" attached hereto and made part hereof, including any and all other personal property hereafter acquired by Seller (collectively the "Personal Property") which is located at or useable in connection with the ownership or operation of the Land and the Improvements.

     D. The Land, Improvements, and Personal Property, together with all of Seller's right, title and interest in and to all licenses, permits and franchises issued with respect to the use, occupancy, maintenance or operation of the Land and the Improvements, all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof, all easements appurtenant to the Land, including, but not limited to, privileges or rights of way over adjoining premises inuring to the benefit of the Land, or the fee owner thereof, and all rights of use, air, mineral and subsurface rights, servitudes, licenses, tenements, hereditaments and appurtenances now or hereafter belonging to the foregoing and now owned and hereafter acquired by Seller, are hereinafter sometimes collectively referred to as the "Project".

     E. The Project shall also include any and all other personal and real property now owned and hereafter acquired by Seller, including, without limitation, those acquired as provided in that certain Property Management Agreement executed on the date hereof by and between Seller, as owner, and Purchaser, as manager, and which pertains to the rental, use, occupancy, operation, or maintenance of any portion of the Project.

     F. Seller has agreed to grant to Purchaser, and Purchaser has agreed to accept from Seller, an exclusive option to purchase the Project, all upon the terms and subject to the conditions hereinafter set forth, and Seller and Purchaser agree that a Memorandum of Option Agreement shall be recorded in the real estate records of Kent County.


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     NOW, THEREFORE, for and in consideration of the premises, and the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

     1. GRANT OF OPTION. For the consideration of $1,000.00, the adequacy and receipt of which is hereby acknowledged by Seller, and upon the terms and subject to the conditions contained in this Agreement, Seller hereby grants to Purchaser, and Purchaser hereby accepts Seller's grant of, an exclusive option (the "Option") to purchase the Project.

     2. TERM OF OPTION. The term of the Option (the "Option Term") shall commence on the date hereof (the "Commencement Date") and shall terminate on the earlier of: (a) thirty (30) days after Seller repays in full all sums due under the Loan Agreement, or (b) July 31, 2012.

     3. PURCHASE PRICE. The purchase price (the "Purchase Price") of the Project shall be its fair market value which shall be defined as an amount equal to the product of 8.1 and the Gross Operating Revenues derived from the Project, plus the amount , if any, which is necessary to result in Net Sales Proceeds equal to the Floor Amount, as each are described in paragraph 4 below. "Gross Operating Revenues" shall mean the annual amount of all rental income received by Seller from the leasing of manufactured homes and recreational vehicles space at Seller's Project for the twelve (12) month period ending on the then most recent December 31 occurring prior to the Option Notice Date (defined below in Section 5). At Closing, Purchaser shall pay the Purchase Price, less the amounts necessary to pay the Indebtedness under the Loan Agreement and the Heller Loan (each as defined below), by cashier's or certified check or wired federal funds to an account to be designated by Seller, subject to the adjustments and prorations as set forth herein, provided that in no event shall the net amount paid to Seller be less than the Floor Amount, if any.

     4. NET SALE PROCEEDS AND FLOOR AMOUNTS.   "Net Sale Proceeds" shall be the
Purchase Price reduced by (i) all closing costs allocable to Seller (including but not limited to, Recordation and transfer taxes, title insurance premiums, prorated expenses, but excluding attorney's fees), (ii) all obligations of Seller including all debt secured by (a) the Project or by the partnership interests of the Seller including without limitation the obligations of the Seller under the Loan Agreement and under the Heller Loan (defined below) and
(b) all other liabilities or obligations of the Seller associated with the Project, including without limitation outstanding obligations to vendors, tenants, any management company or other parties including security deposits. The "Floor Amount" shall be (i) ONE MILLION ONE HUNDRED FIFTY THOUSAND and 00/100 Dollars ($1,150,000) if the Closing occurs prior to June 30, 2008, or
(ii) ONE HUNDRED NINETY-TWO THOUSAND and 00/100 Dollars ($192,000) if the Closing occurs on or after June 30, 2008 but prior to June 30, 2012; (iii) and zero ($0) if the Closing occurs on or after June 30, 2012.

     The Heller Loan shall mean the loan represented by those loan documents set forth on Exhibit "C" attached hereto to the extent disbursed on the date hereof, but shall exclude any future or other advances made pursuant to such documents or any amendment or modification thereof.

     5. EXERCISE OF OPTION. The Option may be exercised, and a binding contract of purchase and sale shall occur, if Purchaser notifies Seller (an "Option Notice") in writing, by overnight courier, certified mail, or personal delivery, at any time after the earlier of: (a) upon the occurrence of an Event of Default (as defined in the Loan Agreement), or (b) June 1, 2004. If mailed or sent by overnight courier, the Option is deemed exercised on the date (the "Option Notice Date") deposited in the mail or with the overnight courier. The sale (the "Sale") of the Project shall be consummated within sixty (60) days, or earlier at Purchaser's option, from the



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date such notice was mailed, delivered by personal delivery, or deposited with an overnight courier service or on such earlier date as shall be designated by Purchaser on not less than five (5) days prior written notice to Seller, or at such other time as Seller and Purchaser shall mutually agree upon (the "Closing Date").

     6. PURCHASER'S RIGHTS IN THE PROJECT. Upon execution of this Agreement by Seller and Purchaser and during the Option Term, Purchaser and Purchaser's agents shall have the right to enter upon the Projects to survey the same and to perform soil, environmental and other engineering tests and studies with respect to the Projects.

     7. EVIDENCE OF TITLE. Within fifteen (15) days after an Option Notice Date, the Seller shall provide Purchaser with a commitment for an A.L.T.A. Form B Owner's Policy of Title Insurance (the "Commitment") for the Project, issued by a nationally recognized title insurance company reasonably acceptable to Purchaser (the "Title Company"), in an amount not less than the Purchase Price and bearing a date subsequent to the date hereof, and copies of all instruments of record described in the Commitment. The Commitment shall show marketable and insurable title of the Project in such Seller, subject only to (i) building and use restrictions and easements of record which do not, in Purchaser's judgment, interfere with Purchaser's intended use and development of the Project (the "Permitted Exceptions") and (ii) liens of a definite or ascertainable amount which Seller has a right to remove and shall cause to be removed at the Closing (the "Removable Liens"). Upon conveyance of title to the Project to Purchaser, Seller shall cause a policy of title insurance to be issued to Purchaser pursuant to the Commitment insuring Purchaser's interest in the Project in the amount of the Purchase Price, which policy of title insurance shall include such additional endorsements as Purchaser shall reasonably request and shall not include the "standard" exceptions or any other exceptions other than the Permitted Exceptions.

     8. SURVEY. Within thirty (30) days after an Option Notice Date, Seller shall furnish Purchaser with a current ALTA survey (the "Survey") of the Project, prepared by a licensed surveyor or engineer approved by Purchaser, certified to Purchaser, the Title Company, and any other parties designated by Purchaser, updated to a date which is not more than fifteen (15) days prior to the Closing Date and otherwise in the form accepted by Purchaser in connection with the closing of the transaction represented by the Loan Agreement. The Survey shall show the legal description of the Land, the total acreage of each parcel comprising the Land, all structures and improvements located thereon, all boundaries, courses and dimensions, set-back lines, easements and rights of way (including any recording references), the location of all highways, streets and roads upon or adjacent to the Land, and the location of all utility lines and connections with such utility lines on or adjacent to the Project. The Survey shall be sufficient for removal of the standard survey exception from the policy of title insurance to be issued pursuant to the Commitment and shall not reveal any of the following: (i) encroachments on the Land or any portion thereof from any adjacent Project, (ii) the encroachment of the Project, or any portion thereof, on any adjacent Project, or (iii) any violation by any portion of the Project of any recorded building liens, restrictive covenants or easements affecting the Project. The Survey shall be in form and content acceptable to Purchaser and its lenders. Not earlier than fifteen (15) days prior to the Closing Date, the Survey shall be updated and re-certified in the manner provided above.

     9. OBJECTIONS TO TITLE OR SURVEY. If the Commitment discloses exceptions other than the Permitted Exceptions or Removable Liens, or the Survey is not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objections to the Commitment and/or Survey (the "Defects"), and Seller shall use its best efforts to cause such Defects to be removed from the Commitment and/or Survey, as the case may be. If Seller fails to have the Defects removed or cured within thirty (30) days after receipt of notice from Purchaser, as such time period may be



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extended by Purchaser, Purchaser may elect to take title subject to such
Defects, and credit an amount equal to the actual cost incurred by Purchaser to cure or discharge such Defects against the Purchase Price. The Closing shall occur within fifteen (15) days after the Defects are discharged and cured or waived by Purchaser, as the case may be, or on the Closing Date set forth in
Section 5 hereof, whichever is later.

     10. TAXES AND PRORATIONS. Throughout the Option Term, Seller shall be responsible for and shall pay all real estate taxes and Personal Property taxes levied against the Project. Real estate taxes and Personal Property taxes which are a lien upon or levied against any portion of the Project on or prior to the Closing Date, and all special assessments levied prior to the Closing Date shall be paid by Seller. All real estate taxes and Personal Property taxes levied against any portion of the Project with respect to tax years in which the Closing occurs shall be prorated and adjusted between the parties in accordance with local custom and practice in the relevant county where the respective Projects are located, and shall be paid by Seller and Purchaser, as the case may be. All utility bills pertaining to the Project shall be prorated and adjusted as of the Closing Date. Any taxes or charges levied on the transfer and conveyance herein contemplated shall be paid by Seller.

     11. REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser with respect to the Project as of the date of this Agreement, the Commencement Date and the Closing Date, with the full knowledge that Purchaser is relying upon such representations and warranties in executing this Agreement and performing hereunder and under the Loans, as follows:

           (a) The Project and its operation as a manufactured home community complies in all respects with all Permitted Exceptions and all applicable laws, ordinances, codes, rules and regulations, including those pertaining to zoning, access to disabled persons, building, health, safety and environmental matters.

           (b) Seller has no knowledge of any assessments, charges, paybacks, or obligations requiring payment of any nature or description against the Project which remain unpaid, including, but not limited to, those for sewer, water or other utility lines or mains, sidewalks, streets or curbs. Seller, after due inquiry, has no knowledge of any public improvements having been ordered, threatened, announced or contemplated with respect to the Project which have not heretofore been completed, assessed and paid for.

           (c) Seller is the lawful owner of the Project and holds insurable and marketable title to the Project, free and clear of all liens and encumbrances other than the Permitted Exceptions and Removable Liens.
      The Seller has and will have on the date of this Agreement, Commencement Date and the Closing Date the power and authority to sell the Project to Purchaser and perform its obligations in accordance with the terms and conditions of this Agreement, and each person who executes this Agreement and all other instruments and documents in connection herewith, has or will have due power and authority to so act. The Seller will have complied with all applicable statutes, laws, ordinances and regulations of every kind or nature, in order to effectively convey and transfer all of Seller's right, title and interest in and to the Project to Purchaser in the condition herein required.

           (d) Since the date on which Seller commenced doing business at the Project, it has been insured with respect to risks normally insured against, and in amounts adequate to safeguard the Project.




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           (e) Neither this Agreement nor anything provided to be done herein by Seller, including, without limitation, the conveyance of all of the Seller's right, title and interest in and to the Project as herein contemplated, violates or will violate the Seller's governing documents or any contract, agreement or instrument to which the Seller is a party or bound and which affects the Project, including without limitations, the Loan Agreement and all related agreements, instruments, documents and the Heller Loan.

           (f) Seller has not contracted for the furnishing of labor or materials to the Project which will not be paid for in full.

           (g) All utility services, including water, sanitary sewer, gas, electric, telephone and cable television facilities, are available to the Project and each home site in sufficient quantities to adequately service the Project at full occupancy; and to the Seller's knowledge, after due inquiry, there are no existing, pending or threatened plans, proposals or conditions which could cause the curtailment of any such utility service.

           (h) The Project was constructed in conformity with all governmental rules, regulations, laws and ordinances applicable at the time the Project was constructed, all Permitted Exceptions, and all development orders and other requirements imposed by governmental authorities. To the Seller's knowledge, obtained after due inquiry: (i) there are no existing maintenance problems with respect to mechanical, electrical, plumbing, utility and other systems necessary for the operation of the Project, including, without limitation, all underground utility lines, water wells and roads; (ii) all such systems are in good working condition and are suitable for the operation of the Project; and (iii) there are no structural or physical defects in and to the Project, and there are no conditions currently existing on, in, under or around property adjacent to or surrounding the Project, which materially adversely affects, or could materially adversely affect, the Project or the operation thereof.

           (i) Seller has delivered to Purchaser a complete and accurate list of, and copies of, all licenses, certificates, permits and authorizations from any governmental authority of any kind which is required to develop, operate, use and maintain the Project as a manufactured home park; and all such licenses, certificates, permits and authorizations have been issued and are in full force and effect and, to the extent legally assignable or transferable and to the extent any such assignment or transfer is requested by Purchaser, shall be transferred or assigned to Purchaser. Seller shall take all steps and execute all applications and instruments reasonably necessary to achieve any such transfer or assignment.

           (j) Seller has delivered to Purchaser a complete and accurate list of, and copies of, all contracts, agreements, leases and subleases (collectively, the "Project Contracts") relating to or in any manner affecting the Project or its operations, including without limitation, the rental of space for manufactured homes at the Project and the development, operation, use and maintenance of the Project as a manufactured home park; and all Project Contracts have been entered into in the ordinary course of business and are enforceable according to their terms and, to the extent legally assignable or transferable, will be transferred or assigned to Purchaser on or prior to the Closing Date.

           (k) All of the Personal Property is in good working condition and adequate for the operation of the Project at full occupancy. To the extent requested by Purchaser, all title, right and interest in any such Personal Property shall be transferred or assigned to Purchaser on or prior to the Closing Date. Seller shall take all steps and execute all applications and instruments reasonably necessary to achieve any such transfer or



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      assignment including without limitation the transfer and assignment of title certificates to any such Personal Property and the notification of the relevant governmental agency of any such assignment or transfer.

           (l) There has not been and there will not be discharged, released, generated, treated, stored, disposed of or deposited in, on or under the Project, and to the best of the Seller's knowledge, the Project is free of and does not contain, any "toxic or hazardous substance", asbestos, urea formaldehyde insulation, PCBs, radioactive material, flammable explosives, underground storage tanks, or any other hazardous or contaminated substance (collectively, the "Hazardous Materials") prohibited, limited or regulated under the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, or under any other applicable federal, state or local statutes, regulations or ordinances (collectively the "Environmental Laws"), and there are no substances or conditions in or on the Project which may support a claim or cause of action under any of the Environmental Laws. As of the date of this Agreement, Seller has no knowledge of any suit, action or other legal proceeding arising out of or related to any Environmental Laws with respect to the Project which is pending or threatened before any court, agency or government authority, and Seller has not received any notice that the Project is in violation of the Environmental Laws.

           (m) Seller has delivered to Purchaser the balance sheets of the Seller as at December 31, 1994, December 31, 1995, and December 31, 1996, and profit and loss statements for the Seller for the 12-month periods ending December 31, 1994, December 31, 1995, and December 31, 1996 and the five (5) month period ending June 30, 1997 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete in all respects, present fairly and accurately the financial position of the Seller and the operation of the Project as at such dates and the results of its operations and earnings for the periods indicated thereon, and have been prepared in accordance with income tax method of accounting consistently applied throughout the periods indicated.

           (n) The execution, delivery and performance by Seller of this Agreement is not precluded by, and will not violate, any provisions of any existing law, statute, rule or regulation of the county and state where the Project is located, or any judgment, order, decree, writ or injunction of any court, governmental department, commission, board, bureau, agency or instrumentality, and will not result in a breach of, or default under, any agreement, mortgage, contract, undertaking or other instrument or document to which Seller is a party or by which Seller is bound or to which Seller or any portion of the Project is subject.

           (o) Seller is not a "Foreign Person" within the meaning of Internal Revenue Code Section 1445(f)(3).

           (p) Seller has not and will not from the date of this Agreement, perform, fail to do, or permit to be done any act or deed which would in any manner impair or diminish the value of the Project or Seller's right or ability to convey the Project to Purchaser pursuant to this Agreement.

           (q) This Agreement, and the documents to be executed and delivered by Seller in connection with the consummation of this Agreement, is and shall be valid and binding in accordance with their respective terms and conditions.




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           (r) Nothing contained in this Agreement or the information and material delivered or to be delivered to Purchaser pursuant to the terms hereof, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Seller has not received any written notice of any fact which would materially adversely affect the Project or the operation thereof which is not set forth in this Agreement, the Exhibits hereto, or the information and material delivered or to be delivered to Purchaser pursuant to the terms hereof, or has not otherwise been disclosed to Purchaser in writing.

     The provisions of Section 11 and all representations and warranties contained therein shall be true as of the dates specified above and shall survive the Closing (defined below) and the conveyance of the Project to Purchaser. Purchaser acknowledges that Purchaser or its affiliate will have the exclusive right to operate and manage the Property from and after the Effective Date. Therefore, Purchaser will not be entitled to rely (i) on any representation or warranty of Seller contained in this Agreement to the extent that Purchaser or its affiliate has actual knowledge to the contrary and Purchaser or its affiliate caused any such representation or warranty not to be true, or (ii) on any covenant of Seller contained in this Agreement to the extent that performance of or compliance with such covenant was the duty of Purchaser or its affiliate in its capacity as manager of the Project under any management agreement entered into by Seller and Purchaser or its affiliate.

     12. CLOSING. The closing (the "Closing") on the Sale shall take place on the Closing Date at the offices of the Purchaser's attorneys, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan 48226, or on or at such other time or place as Seller and Purchaser shall agree upon. At the time of Closing:

           (a) Seller shall cause the Commitment to be updated and recertified as of the Closing Date and shall cause an A.L.T.A. Form B Owner's Policy of Title Insurance, without standard exceptions, insuring fee simple title to the Project subject only to the Permitted Exceptions, to be issued by the Title Company, at Seller's expense, together with such endorsements as Purchaser shall reasonably request, including, but not limited to, the Title Company's endorsement or other agreement to increase the amount of such title insurance to cover the cost of any additions or improvements to be constructed by Purchaser on the Project;

           (b) Seller shall cause the Deed (as provided in Section 17 below) to be delivered to Purchaser;

           (c) Purchaser shall deliver to Seller the Purchase Price as provided in this Agreement;

           (d) Seller shall deliver to Purchaser an affidavit, in form acceptable to Purchaser, executed by Seller and all persons and entities holding an interest in Seller or the Project, certifying that Seller and all persons or entities holding an interest in Seller are not non-resident aliens or foreign entities, as the case may be, such that Seller and such interest holders are not subject to tax under the Foreign Investment and Real Project Tax Act of 1980;

           (e) All representations and warranties of Seller shall be true and correct as of the Closing Date; and

           (f) Seller and Purchaser shall deliver to the other such other documents or instruments as shall reasonably be required by such parties' counsel or the Title Company to consummate the transactions contemplated herein or to issue the policy of title



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

      insurance which, in the other parties' counsel's opinion, does not increase such parties' liability or decrease such parties' rights hereunder, including, without limitation, documents evidencing the power and authority of Seller and Purchaser to consummate the sale and purchase of the Project in accordance with this Agreement.

     13. INDEMNIFICATION. Purchaser does not and shall not assume any liabilities of Seller, including, without limitation, claims arising out of any occurrence prior to the Closing Date with respect to the Project, except as specifically provided in this Agreement. Seller agrees to indemnify, defend and hold harmless Purchaser, and Purchaser's successors and assigns, from and against any and all damages, liabilities, loss, costs and expenses (including attorneys' fees), arising out of, as a result of, or as a consequence of: (i) any claims resulting from Project damage or injuries to persons, including death, caused by any occurrence at the Project or in connection with the use, maintenance, operation or improvement of the Project prior to the date of this Agreement; (ii) any breach by Seller of any of its representations, warranties or obligations set forth herein or in any other document or instrument delivered by Seller in connection with the consummation of the transactions contemplated herein; and (iii) claims resulting from any work, labor or materials furnished to the Project by any party other than Purchaser prior to the Closing Date hereof, whether or not a lien is filed against the Project as a result of the furnishing of such work, labor or materials, unless such damage, liabilities, loss, costs and expenses are the result of Purchaser's acts or omissions hereunder.

     14. EMINENT DOMAIN. If, during the term of this Agreement, any portion of the Project shall be taken by eminent domain, or is the subject of eminent domain proceedings threatened or commenced, Seller shall promptly notify Purchaser thereof, and immediately provide Purchaser with copies of any written communication from any condemning authority. If any of said events occurs prior to the Closing Date, Purchaser may, without recourse by either party hereto against the other, terminate this Agreement upon notice to Seller at any time prior to the Closing Date, and neither Seller nor Purchaser shall have any further duties or obligations under this Agreement, and Purchaser shall have no further interest in the Project. In the event Purchaser does not elect to terminate this Agreement pursuant to the preceding sentence and purchases the Project, (a) if the transfer to the condemning authority takes place prior to the Closing Date, the remainder of the Project shall be conveyed to Purchaser at the Closing; (b) if the transfer to the condemning authority has not taken place prior to the Closing Date, the entire Project shall be conveyed to Purchaser at the Closing; (c) if Seller has received payment for such condemnation or taking prior to the Closing Date, the amount of such payment shall be a credit against the Purchase Price payable by Purchaser hereunder and any excess proceeds shall be delivered to Purchaser; and (d) if Seller has not received such payment by the Closing Date, Seller shall assign to Purchaser all claims and rights on account of or arising out of such taking, including the right to conduct any litigation in respect of such condemnation.

     15. ASSIGNMENT. Purchaser shall have the right to assign all of his right, title and interest in and to this Agreement and the Project, and all terms and conditions hereof shall apply equally to Purchaser's assignee as if the assignee were an original party to this Agreement, and Purchaser agrees that it shall guaranty the performance hereunder by any assignee. Seller may not assign its rights under this Agreement or delegate its responsibilities hereunder without prior written consent of Purchaser, which consent may be withheld by Purchaser for any reason whatsoever.

     16. BROKERS. Purchaser and Seller represent and warrant to the other that they have not had any direct or indirect dealings with any real estate brokers, salesmen or agents in connection with the Project. In consideration of said warranty, Purchaser agrees with Seller that it will pay, and will defend and hold Seller harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated



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

herein and arising out of contracts made by Purchaser and Seller agrees with Purchaser that it will pay, and will defend and hold Purchaser harmless from and against any and all finder's and/or broker's commissions due or claimed to be due on account of the transactions contemplated herein and arising out of contracts made by Seller.

     17. RECORDING; DEED IN ESCROW. Simultaneously with the execution of this Agreement, Seller and Purchaser shall execute and deliver a Memorandum of Option Agreement in the form attached hereto as Exhibit "E". Purchaser shall have the right, but not the obligation, to place such Memorandum of Option Agreement on the public record. Simultaneously with the execution of this Agreement, Seller shall execute and deliver to the Title Company, to be held pursuant to an escrow agreement between Seller, Purchaser and the Title Company, a warranty deed to the Purchaser, as grantee, in recordable form conveying to Purchaser marketable and insurable title to the Project, subject only to the Permitted Exceptions (the "Deed").

     18. DEFAULTS AND REMEDIES. In the event Seller fails to consummate the transaction contemplated herein, or fails to perform in accordance with the terms hereof, Purchaser, in addition to all other rights and remedies available under applicable law, shall have the right to (i) specifically enforce the terms hereof and recover damages incurred by Purchaser by reason of any delay in its acquisition of the Project, (ii) bring suit for damages for breach of this Agreement, (iii) act to perform and cure the default of Seller and credit the actual expenses of such cure to the purchase price, or (iv) declare this Agreement terminated. No delay or omission in the exercise of any right or remedy of Purchaser hereunder shall impair such right or remedy or be construed as a waiver of any breach which has occurred or which may occur in the future. The waiver by Purchaser of any condition or subsequent breach of the same or any other term, covenant or condition herein contained shall not be deemed to be a waiver of any other condition or of any subsequent breach under the same or other term, covenant or condition herein contained. All rights, powers, options and remedies afforded to Purchaser, either hereunder or by law, shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. In the event of a default by Purchaser hereunder which is not cured by Purchaser within thirty (30) days after the delivery of notice there of to Purchaser, absent an event of default by Seller hereunder, Seller shall have the right to (i) receive the Floor Amount if such default occurs before June 30, 2012; or (ii) receive the Purchase Price if such default occurs on or after June 30, 2012.

     19. CONTROLLING LAW. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Michigan.

     20. ENTIRE AGREEMENT. This instrument and the exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transaction herein contemplated and the matters set forth herein. Any modification or amendment to this Agreement shall be effective only if in writing and executed by each of the parties hereto.

     21. NOTICES. Any notice, election, demand, request, consent, approval, concurrence or other communication given or made under any provision of this Agreement shall be deemed duly served upon receipt or refusal if (i) personally served, (ii) deposited in the U.S. certified mail, return receipt requested, (iii) sent by telephone facsimile with fax acceptance sheet verifying receipt, or (iv) sent via "overnight" courier service, addressed to such party as follows:


     IF TO PURCHASER:        Sun Communities Operating Limited Partnership
                             31700 Middlebelt, Suite 148
                             Farmington Hills, Michigan  48334
                             Attn:  Gary A. Shiffman





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

     With required copy to:  Jaffe, Raitt, Heuer & Weiss,
                              Professional Corporation
                             Suite 2400
                             One Woodward Avenue
                             Detroit, Michigan  48226
                             Attention:  Arthur A. Weiss

     IF TO SELLER:           High Point Associates Limited Partnership
                             c/o Meisel and Cohen Properties
                             6000 Executive Boulevard, Suite 700
                             Rockville, Maryland  20852
                             Attn:  Barry S. Cohen
                             Attn:  Martin J. Saturn

     With required copy to:  Shapiro, Lifschitz and Schram, P.C.
                             The Evening Star Building
                             1101 Pennsylvania Avenue, N.W.
                             Suite 1050
                             Washington, D.C. 20004
                             Attn:  Steven H. Schram


Any party hereto may change the name and address of the designee to which notice shall be sent by giving written notice of such change to the other parties hereto as hereinbefore provided.

     22. BINDING. The terms hereof shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

     23. SURVIVAL. Unless expressly stated to the contrary herein, all of the representations and warranties made in this Agreement by or on behalf of any party, or in any instruments delivered pursuant hereto or in connection herewith shall survive the closing and the consummation of the transaction provided for herein.

     24. CONSTRUCTION. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement. If the day for performance of any action hereunder falls on a Saturday, Sunday or legal holiday, then the time for performance shall be deemed extended to the next succeeding business day.

     25. TIME IS OF THE ESSENCE.  Time is of the essence in this Agreement.








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


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    "PURCHASER"

                                    SUN COMMUNITIES OPERATING LIMITED
                                    PARTNERSHIP, a Michigan limited partnership
                                    By:  Sun Communities, Inc., a Maryland
                                    corporation, its General Partner

                                    By: ______________________________________
                                        Jonathan Colman, Senior Vice President,
                                              Acquisitions

                                    "SELLER"
                                    HIGH POINT ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership


                                    By:   Sea Breeze Property LLC, a Delaware
                                          limited liability company, its General
                                          Partner

                                   By:
                                      ________________________________________
                                          Martin J. Saturn

                                   Its:  Manager










                                    -11-